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                                                                 EXHIBIT 99.1

Oct. 21, 1998


     KNOLOGY AND CABLE ALABAMA SIGN ASSET PURCHASE AGREEMENT

West Point, Ga.-- KNOLOGY of Huntsville Inc. and Cable Alabama Corporation located in the Huntsville, Ala., area have signed an asset purchase agreement, it was announced today by KNOLOGY Holdings Inc. CEO and President William E. Morrow.

The sale should close by the end of October, Morrow said.

KNOLOGY announced on Sept. 2 that it had entered into a letter of intent to purchase Cable Alabama. Cable Alabama serves customers in Huntsville, Madison, portions of Madison and Limestone counties and on Redstone Arsenal.

KNOLOGY plans to upgrade Cable Alabama's existing network to a KNOLOGY-like network, said Morrow. After the upgrade is complete, the Cable Alabama property, like all KNOLOGY properties, will offer a "bundle" of two-way communications services, including analog and digital television, high-speed Internet access and local and long-distance telephone services. KNOLOGY's bundled services offer cost savings for both business and residential customers and give customers the ease of doing business with one communications provider.

"We at KNOLOGY are very respectful of the reputation Cable Alabama has worked hard to earn," said Morrow. "We are also excited about the skills and abilities of Cable Alabama's employees and about their customer-focused approach to providing service."

"We will upgrade the existing network after careful study of the area and after taking the time to understand what customers and residents of the area want and expect."

Bill Lewis, vice president of Cable Alabama, said, "We are pleased to know that Cable Alabama's long tradition of attention to customer matters will continue. We are also very enthusiastic about the potential that the upcoming upgrade offers our customers."

Morrow said, "We are looking forward to a successful, long-term relationship with the local governments, the residents and Cable Alabama customers."

KNOLOGY, based in West Point, Ga., is the leading provider of bundled communications services in the Southeast. KNOLOGY's hybrid fiber coaxial networks are some of the most technologically advanced in the country. KNOLOGY is part of the ITC group of companies, which includes Powertel, MindSpring Enterprises and ITC DeltaCom. For more information, please visit our Web site at http://www.knology.com.

CONTACT: Edna Johnson at 706-634-2587 (office) 706-586-1820 (cell) or at ejohnson@knology.com